Execution Copy

AMENDMENT

Dated as of January 11, 2021

to the

SCHEDULE

to the

ISDA 2002 MASTER AGREEMENT

dated as of April 2, 2020

between

HSBC Bank USA, National Association	and	Advanced Energy Industries, Inc.
(“Party A”)		( “Party B”)

This Amendment (this “Amendment”) to the Schedule (the “Schedule”) to the ISDA 2002 Master Agreement referenced above (the “Agreement”, which term has the meaning assigned thereto in such ISDA 2002 Master Agreement) is effective as of January 11, 2021 (the “Amendment Date”).

Party A and Party B desire to amend the Schedule as hereinafter set forth.  In consideration of the mutual agreements herein contained, Party A and Party B hereby agree as follows:

1.	Amendment to the Schedule. As of the Amendment Date:

(a) Part 5(m) of the Schedule is amended by inserting the following new clause (ii) after the existing clause (i) and before the existing clause (ii), and by renumbering the remaining clauses from “(ii), (iii), (iv)” to “(iii), (iv), (v)”:

“(ii) Part 6 of this Schedule;” .

(b) The Schedule is amended by adding the following new Part 6:

“Part 6
Additional Terms for Foreign Exchange and Foreign Exchange Option Transactions

(a)	Incorporation of Definitions; Inconsistency.
(i)

The 1998 FX and Currency Option Definitions (the “FX Definitions”), published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee, are hereby incorporated by reference with respect to FX Transactions (as defined in the FX Definitions) and Currency Option Transactions (as defined in the FX Definitions), except as otherwise specifically provided herein or in the relevant Confirmation.  Terms defined in the FX Definitions shall have the same meanings in this Part 6.

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(ii)

In the event of any inconsistency between any of the following documents with respect to an FX Transaction or Currency Option Transaction, the relevant document first listed shall prevail: (i) a Confirmation, (ii) Part 6 of this Schedule, (iii) the remainder of this Schedule, (iv) the printed form of ISDA 2002 Master Agreement, (v) the FX Definitions, and (vi) the 2006 ISDA Definitions.

(b)

Scope.  Unless otherwise agreed in writing by the parties, each FX Transaction and Currency Option Transaction entered into between the parties before, on or after the date of this Agreement shall be a Transaction under this Agreement and shall be part of, subject to and governed by this Agreement. FX Transactions and Currency Option Transactions shall be part of, subject to and governed by this Agreement even if the Confirmation in respect thereof does not state that such FX Transaction or Currency Option Transaction is subject to or governed by this Agreement or does not otherwise reference this Agreement.

When an FX Transaction or a Currency Option is confirmed by means of exchange of electronic messages on an electronic messaging system or other document or other confirming evidence exchanged between the parties confirming such Transaction, such messages, document or evidence will constitute a Confirmation for the purposes of this Agreement even where not so specified therein.

(c)	Amendment of 1998 FX and Currency Option Definitions. Each party agrees that the 1998 FX Definitions are amended as follows:
(i)	Section 2.1 of the 1998 FX Definitions is amended by adding the following as Section 2.1(b):

“Currency Obligation.  “Currency Obligation” means the undertaking of a party hereunder to receive or deliver an amount of currency, including a netted Currency Obligation, and including any Currency Obligation previously entered into by the parties.”

(ii)	by deleting the final sentence of Section 3.6(a) thereof and substituting the following therefor:

“A Currency Option Transaction may be exercised in whole or in part. If a Currency Option Transaction is exercised in part, the unexercised portion shall not be extinguished thereby but shall remain a Currency Option Transaction to the extent of such unexercised portion until the earlier of (i) the expiration of the Currency Option Transaction or (ii) an exercise of the Currency Option Transaction that leaves no remaining unexercised portion thereof.”

(iii)	with respect to Currency Options, Section 3.4 of the FX Definitions is hereby amended by the addition of the following as a new Section 3.4 (c) of the FX Definitions:

“(c)Non-Receipt of Premium on Premium Payment Date. If any Premium is not received on the Premium Payment Date, the Seller may elect (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within one (1) Local Business Day of such notice, treat the related Currency Option Transaction as

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void; or (iii) to give written notice of such non-payment and, if such payment shall not be received within one (1) Local Business Day of such notice, treat such non-payment as an Event of Default under Section 5(a)(i) of the ISDA Master Agreement. If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on such Premium in the same currency as such Premium at the then prevailing market rate and any other costs or expenses incurred by the Seller in covering its obligations (including, without limitation, a delta hedge) with respect to such Currency Option Transaction.”

(d)	Netting and Related Provisions. Section 2(c) of this Agreement shall not apply to FX Transactions or Currency Option Transactions. In lieu thereof, the following shall apply:
(i)	Netting, Discharge and Termination of FX Transactions. The following provisions shall apply to FX Transactions:

If (A) an FX Transaction is entered into between the parties that creates a Currency Obligation in the same currency and for the same Settlement Date as a then existing Currency Obligation between the parties, and (B) prior to the Settlement Date, the parties agree to net such Currency Obligations, then such Currency Obligations shall automatically and without further action be netted, such that a net amount and payment obligation will be determined in respect of the amounts payable under each such Currency Obligation, and the party having the obligation to deliver the greater aggregate amount of currency shall be obligated to deliver the excess of such greater aggregate currency amount over such lesser aggregate currency amount.

(ii)	Netting, Discharge and Termination with Respect to Currency Option Transactions. The following provisions shall apply to Currency Option Transactions:

Any Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, having the same identical terms, written by the other party, if agreed to by the parties at the time of the subsequent Call or Put; and, upon the occurrence of such termination or discharge, neither party shall have any further obligation to the other party in respect of the parts so terminated and discharged (except for the obligation of either party to pay any Premium due, but not paid, thereunder); and the remaining portion of any Currency Option Transaction, which is partially discharged and terminated, shall continue to be a Currency Option Transaction under this Agreement.

(e)

Payment Instructions.  All payments to be made hereunder in respect of FX and Currency Option Transactions shall be made in accordance with standing payment instructions provided by the parties from time to time in writing (or as otherwise specified in a Confirmation).

(f)	Notice of Exercise. Article 3, Section 3.5(g) of the FX Definitions is amended by the deletion of the word “facsimile,” in the fourth line thereof.

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(g)	Definitions. Section 14 of this Agreement is hereby amended as follows:

The definition of “Terminated Transactions” shall be deemed to include Currency Obligations.”

2.	Representations. Each of Party A and Party B make the basic representations set forth in Section 3(a)(i)-(iv) of the Agreement, except that all references to “this Agreement” (or words or phrases of similar meaning) shall be deemed to be references to this Amendment and to the Agreement as amended hereby.

3.	Miscellaneous.

(a)

This Amendment may be executed and delivered in counterparts (through e-mail, facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

(b)

This Amendment constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Schedule shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

(c)	This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(d)

The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.  All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the Amendment Date.

HSBC Bank USA, National Association	Advanced Energy Industries, Inc.
Party A	Party B

By:	By:
Name:	Name: Paul Oldham
Title:	Title: EVP & Chief Financial Officer
Date:	Date: January ___, 2021

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